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                                                                    EXHIBIT 23.4



[KPMG PEAT MARWICK LLP LETTERHEAD]




The Board of Directors
CapitolBank, Sacramento


We consent to incorporation by reference in the registration statement (No. 33-57411), Amendment No. 1, filed by Westamerica Corporation regarding its merger with North Bay Bancorporation on Form S-4 of our report dated February 25, 1994 relating to the consolidated balance sheet of CapitolBank Sacramento and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended and all related schedules, which report appears in the December 31, 1993 annual report on Form F-2 of CapitolBank Sacramento.


                                 /s/ KPMG PEAT MARWICK LLP



Sacramento, California

February 6, 1995